UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP

OUTERBRIDGE CAPITAL MANAGEMENT, LLC

OUTERBRIDGE PARTNERS GP, LLC

OUTERBRIDGE BARTLEBY FUND, LP

OUTERBRIDGE BARTLEBY GP, LLC

RORY WALLACE

WENDI B. CARPENTER

SIDNEY E. FUCHS

JONATHAN D. WACKROW

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Outerbridge Capital Management, LLC, together with the other participants named herein (collectively, “Outerbridge”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

Item 1: On October 21, 2021, The Deal published the following article, which includes a statement from Outerbridge regarding the Company’s recently announced $100 million financing transaction with White Hat Capital Partners LP and Magnetar Capital LLC (the “Financing”):

Outerbridge Calls Comtech Infusion 'Blatant Entrenchment'

The investor disputes a $100 million convertible PIPE to a pair of funds that it said was done to benefit Comtech’s incumbent directors.

By Ronald Orol

October 21, 2021 12:08 PM

Outerbridge Capital Management LLC on Thursday, Oct. 21, took issue with a $100 million investment in Comtech Telecommunications Corp. (CMTL) recently accepted from two investors, noting that "at first blush" it appears to be a “blatant entrenchment maneuver."

In a statement to The Deal, Outerbridge, said that upon its initial review the investment appears to be a “blatant entrenchment maneuver designed only to benefit Comtech’s incumbent directors and the two participating funds.”

On Oct. 18, Comtech Telecommunications reported that it had accepted a $100 million convertible preferred share investment from White Hat Capital Partners LP and Magnetar Capital, a move that appears to a white squire defensive play responding to a minority-slate of dissident director candidates nominated earlier this year by Outerbridge for a contest expected in December.

However, the satellite communications company said it accepted the investment to improve its financial flexibility and help it build out broadband satellite technology, help its 911 call routing business, and “execute on acquiring and integrating complementary technologies and capabilities.”

As part of the deal, Comtech agreed to add White Hat co-founder Mark Quinlan to what will eventually be a seven-member board, including five independent directors.

The $100 million stake is convertible into common shares at a price of $24.50 a share, subject to a potential adjustment to $26 a share — and the investment duo have an opportunity to buy up to $25 million more convertible preferred stock. The investment is convertible into about 12% to 13% in common shares but can grow to as much as 15% if the additional investment is made.

Outerbridge, led by Rory Wallace, is seeking to install its slate after it issued a letter in June arguing that a “robust process to explore strategic alternatives” would produce a better outcome for shareholders than the status quo.

The fund noted on Thursday that Comtech’s share price drop since the investment announcement, which indicates that “shareholders feel similarly.” Outerbridge added that once “the facts” around this transaction are revealed “we will not hesitate to hold the board accountable.”

Comtech shares have dropped from about $24.05 on Oct. 18, the day the infusion was announced, to about $22.36 a share in early trading Thursday.

Lawrence Elbaum, partner at Vinson & Elkins LLP, said that if a corporation agrees to set up a so-called white squire PIPE investment in defense of a director contest they need to ensure that the investment will be a key factor getting them to a win. He noted that these investments typically bring an investor whose preferred shares can be converted into less than 20%, since at or above that number requires a separate shareholder vote.

“Defensive PIPEs can deliver a knockout punch against a proxy fight," he said. "But they create a separate class of shareholders and are usually dilutive, so well-advised boards must be clear about the business justification for the new infusion of cash.”

He added that companies must be sure the votes locked up by the PIPE investment are more than enough to win at the ballot box.

According to a source familiar with the situation, the White Hat and Magnetar investment doesn’t come with a voting agreement. However, one follower said "Everyone knows how [White Hat, Magnetar] are going to vote.”

The duos investment in Comtech emerged after Box Inc. (BOX) in April accepted a $500 million equity infusion from KKR & Co. (KKR) — convertible into 11% equity — intended to discourage and defeat Starboard Value LP’s director contest at the cloud content management company.

Box ultimately prevailed against Starboard but influential proxy advisers Institutional Shareholder Services and Glass Lewis & Co. raise concerns about the Box investment. ISS called the KKR investment a “head scratcher” and Glass Lewis said the company had “little clear impetus to undertake” the capital raise, adding that it was puzzling.

On Comtech, Elbaum added that defensive PIPEs have to withstand both potential litigation and the court of public opinion.

When a board lands in court, they will likely have to withstand enhanced scrutiny, meaning they will have to demonstrate a compelling corporate objective for the PIPE investment and that it places only the restrictions on the shareholder franchise necessary to achieve this objective,” Elbaum said.

He added that ISS and Glass Lewis "openly and sharply" questioned the KKR PIPE in Box. "It appears that the Box board withstood Starboard’s proxy fight despite a highly scrutinized PIPE because there were already shareholder representatives in the board room from a previous settlement agreement and the business had shown improvement,” he said.

Nevertheless, Comtech could potentially use the cash to help develop new projects. According to the company’s Oct. 4 annual report it held $30.9 million in cash and cash equivalents and its total debt outstanding was $201 million.

Noble Capital Markets Inc. analyst Joe Gomes told The Deal Thursday that in the worst case the $100 million gives Comtech a lot more flexibility, as the company’s current capital expenditure program, including a $30 million investment, could leave them with zero free cash flow in 2022.

“It gives you a lot more flexibility to invest if some of these other contracts hit or if they find an attractive acquisition opportunity, they can pursue it,” he said.

He added that the interest rate on the investment isn’t bad, adding that the conversion price is above where the stock is trading. Gomes previously said a number of opportunities exist for Comtech that could be “game changers.”

Elbaum added that if the investment doesn’t work out for Comtech in terms of winning the proxy fight, the company could end up with both White Hat and Outerbridge’s candidates in the boardroom. “They company has to be careful. They have someone in the activist universe on the board now.”

Elbaum noted that White Hat and Magnetar Capital want to make money, so if Comtech isn’t performing well after the contest concludes, then having these investors on the board could be trouble next year.

Comtech said it received financial advice on the investment from Goldman Sachs & Co. LLC. The Deal had reported Sept. 9, citing sources, that it had retained Goldman Sachs to advise it as it faced Outerbridge’s contest.

Comtech received legal advice from Proskauer Rose LLP while Willkie Farr & Gallagher LLP served as legal adviser to Magnetar. Schulte Roth & Zabel LLP is serving as legal adviser to White Hat.

Item 2: On October 18, 2021, Activist Insight published the following article, which includes a statement from Outerbridge regarding the Financing:

Activist Insight

Comtech takes $100 million from White Hat, Magnetar amid proxy contest

10/18/21

Comtech Telecommunications has struck a $100 million investment deal with White Hat Capital Partners and Magnetar Capital in an apparent move to fend off Outerbridge Capital Management’s bid for three board spots.

Occasional activist White Hat and Illinois-based hedge fund Magnetar will initially buy $100 million of Comtech convertible preferred stock, having the option to acquire a further $25 million until the end of March 2023, Comtech said in a Monday press release.

Comtech said the funds will allow it to invest in its technology centers and manufacturing capabilities, grow the 911 emergency business, acquire other technology companies, and return cash to shareholders via dividends and “opportunistic” share repurchases.

As part of the deal, White Hat’s co-founder and managing partner Mark Quinlan will get a director seat, taking Comtech’s board to seven members, including incoming CEO Michael Porcelain.

White Hat and Magnetar can be seen as white knights for Comtech as the communications equipment company is facing a challenge from activist shareholder Outerbridge. The deal resembles one that data storage company Box inked earlier this year with private equity firm KKR to keep Starboard Value at bay.

“While we are still evaluating the announcement, at first blush it appears to be a blatant entrenchment maneuver designed only to benefit Comtech’s incumbent directors and the two participating funds," Outerbridge said following the announcement. "As the negative share price reaction today demonstrates, we believe other shareholders feel similarly." Comtech's stock fell almost 6% following the announcement, to close at $22.83 Monday.

Outerbridge, a 5% dissident in Comtech, last week published a lengthy missive arguing the company is suffering from “long-term underperformance,” a “history of failed M&A strategy,” and “strategic inattention” at the board level across all business segments and needs a change at the top to unlock value.

Outerbridge criticized Comtech’s investor communication and said the company should better present the strengths of its 911 business, which it believes is the company’s “crown jewel.”

The first $100 million worth of preferred stock that White Hat and Magnetar pledged to buy is convertible into common shares at $24.50 per share, subject to potential adjustment to $26 based on Comtech’s fiscal 2022 financial performance, while the other $25 million can be converted at a price of $32.

Item 3: On October 18, 2021, Newsday published the following article, which includes a statement from Outerbridge regarding the Financing:

Comtech parries proxy challenge with $100M investment

By Ken Schachter

10/18/21

Comtech Telecommunications Corp., facing a proxy challenge, Monday announced a $100 million deal with investors aligned with incumbent management and plans to expand the board of directors.

Shares of Melville-based Comtech, with a market capitalization of about $616 million, fell 5.9% to close Monday at $22.83.

The deal calls for White Hat Capital Partners LP and Magnetar Capital LLC to buy $100 million in newly issued convertible preferred stock and add White Hat managing partner Mark Quinlan to Comtech's board of directors.

"Magnetar and White Hat fully support Comtech’s strategy and the recently announced and well-thought-out leadership transition plan," Quinlan said in a statement.

Activist investor Outerbridge Capital Management LLC has issued critiques of incumbent management and in September announced the nomination of a three-member slate to Comtech's board of directors.

"While we are still evaluating the announcement, at first blush it appears to be a blatant entrenchment maneuver designed only to benefit Comtech’s incumbent directors and the two participating funds," an Outerbridge spokesman said Monday afternoon. "As the negative share price reaction today demonstrates, we believe other shareholders feel similarly."

The Outerbridge slate, if elected, would constitute a minority in a newly expanded board of directors. With Quinlan and the addition of president Michael Porcelain, the board would grow from five directors to seven.

Earlier this month, Comtech responded to Outerbridge's proxy challenge by announcing a plan to promote Porcelain to CEO by year's end and give him a director's seat.

Current CEO Fred Kornberg is expected to become nonexecutive chairman of the board, Comtech said.

"As an existing Comtech shareholder with a long-term investment horizon, White Hat understands our company and the markets we serve," Kornberg said in a statement.

The convertible preferred stock issued to Manhattan-based White Hat and Evanston, Illinois-based Magnetar would carry a 6.5% dividend and would be convertible to common stock at a price of $24.50 to $26 per share based on the company's fiscal 2022 financial performance.

The investment is expected to close this month.

In a news release, Comtech, a maker of satellite base stations and advanced 911 communications systems, said the investment would:

•	Help finance manufacturing satellite technology facilities in Chandler, Arizona, and Basingstoke, United Kingdom;

•	Expand its efforts to secure contracts as municipalities upgrade their 911 systems;

•	Identify merger and acquisition targets.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Outerbridge Partners, LP (“Outerbridge Partners”) and the other Participants (as defined below), have filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly qualified director nominees at the 2021 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

OUTERBRIDGE PARTNERS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Outerbridge Partners, Outerbridge Partners GP, LLC (“Outerbridge GP”), Outerbridge Bartleby Fund, LP (“Outerbridge Bartleby Fund”), Outerbridge Bartleby GP, LLC (“Outerbridge Bartleby GP”), Outerbridge Capital Management, LLC (“Outerbridge Capital”), Rory Wallace, Wendi B. Carpenter, Sidney E. Fuchs, and Jonathan D. Wackrow (collectively, the “Participants”).

As of the date hereof, Outerbridge Partners beneficially owns directly 599,750 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”), including 515,000 shares underlying certain call options currently exercisable. Outerbridge GP, as the general partner of Outerbridge Partners, may be deemed to beneficially own the 599,750 shares of Common Stock directly owned by Outerbridge Partners. Outerbridge Bartleby Fund beneficially owns directly 43,200 shares of Common Stock. Outerbridge Bartleby GP, as the general partner of Outerbridge Bartleby Fund, may be deemed to beneficially own the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund. Outerbridge Capital, as the investment manager of Outerbridge Partners, Outerbridge Bartleby Fund, and certain managed accounts (the “Accounts”), may be deemed to beneficially own the 599,750 shares of Common Stock directly owned by Outerbridge Partners, the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund, and the 671,080 shares of Common Stock held in the Accounts. Mr. Wallace, as the managing member of Outerbridge Capital, Outerbridge GP, and Outerbridge Bartleby GP, may be deemed to beneficially own the 599,750 shares of Common Stock directly owned by Outerbridge Partners, the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund, and an additional 671,080 shares of Common Stock held in the Accounts.